Exhibit 99.2

News Release
From Nuance Communications

Contact:
Richard Mack
Nuance Communications, Inc.
Tel: 781-565-5000
Email: richard.mack@nuance.com
Nuance Prices $220 Million Offering of
2.75% Senior Convertible Debentures
BURLINGTON, Mass., August 8, 2007 - Nuance Communications, Inc. (NASDAQ: NUAN) today announced the pricing of its offering of $220 million aggregate principal amount of 2.75% Senior Convertible Debentures due 2027 (the “Debentures”) through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The sale of the Debentures is expected to close on August 13, 2007, subject to satisfaction of customary closing conditions. Nuance also granted the initial purchasers a 30-day over-allotment option to purchase up to $30 million aggregate principal amount of additional Debentures.
The Debentures will bear interest at a rate of 2.75% per year, payable in cash semi-annually in arrears, beginning on February 15, 2008. The Debentures will be convertible, subject to certain conditions, into shares of Nuance’s common stock at an initial conversion rate of 51.3736 shares per $1,000 principal amount of the Debentures (which is equivalent to an initial conversion price of approximately $19.47 per share and which represents a 22.5% premium to the closing share price on August 7, 2007), subject to adjustment upon the occurrence of certain events. Upon conversion of a Debenture, a holder will receive cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess value in the form of cash and/or shares of Nuance’s common stock, at Nuance’s option. Nuance may redeem the Debentures in whole or in part on or after August 20, 2014. Holders of the Debentures may require Nuance to purchase all or a portion of their Debentures, in cash, on August 15, 2014, August 15, 2017 and August 15, 2022, and upon the occurrence of certain fundamental changes.
Nuance intends to use the net proceeds from the offering, together with cash on hand, to fund its previously announced acquisition of Tegic Communications, Inc.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The Debentures and the shares of common stock issuable upon conversion of the Debentures have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.